Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Peter Case/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS RECORD FISCAL 2007 THIRD QUARTER FINANCIAL RESULTS

— Third Quarter Revenues Increased 130% to $256.3 Million vs. $111.3 Million Last Year —

— Company Reports 3Q07 Diluted EPS of $0.66 vs. $0.27 Last Year —

— Company Raises FY07 Guidance to Revenues of $820 to $830 Million and Diluted EPS of $1.94 to $1.98 —

— Company Introduces FY08 Revenues and EPS Growth Targets of 35% to 40% —

NIWOT, COLORADO — October 31, 2007 — Crocs, Inc. (NASDAQ: CROX) today reported the following record financial results for the quarter ended September 30, 2007.

Revenues for the quarter ended September 30, 2007 increased 130% to $256.3 million compared to $111.3 million for the quarter ended September 30, 2006.  Net income for the quarter ended September 30, 2007 was $56.5 million, or $0.66 per diluted share, compared to $21.5 million, or $0.27 per diluted share, for the quarter ended September 30, 2006.  Net income per diluted share amounts for the third quarters of 2007 and 2006 are adjusted to reflect the two-for-one stock split that took effect in June 2007. Gross profit for the third quarter of 2007 was $155.4 million, or 60.6% of revenues, compared to $64.8 million, or 58.2% of revenues for the third quarter of 2006.  Selling, general and administrative expenses for the quarter ended September 30, 2007 was $77.2 million, or 30.1% of revenues, compared to $33.3 million, or 29.9% of revenues in the quarter ended September 30, 2006.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented, “We continued to experience exceptionally strong global demand throughout the summer which translated into third quarter sales growth of 130% over the year ago period. At the same time, we were able to expand gross margins 240 basis points to 60.6% and increase earnings per diluted share 144% to a record $0.66. We also executed several important initiatives that have strengthened our operating platform, namely the opening of a new 320,000 square foot European distribution facility that will allow us to better support our future growth in the region. We are very pleased with all our recent accomplishments and we remain confident in our ability to fully capitalize on the many opportunities that are still ahead of us.”

Guidance

For the year ending December 31, 2007, Crocs raised its guidance. The Company now projects revenues to range from $820 to $830 million and net income per diluted common share of between $1.94 and $1.98.

The Company also introduced fiscal year 2008 guidance. Crocs currently anticipates revenues and net income per diluted share to increase between 35% to 40% over the projected 2007 levels.

Mr. Snyder concluded, “Our year-to-date performance has been marked by significant gains in sales and earnings, robust international expansion, a number of high-profile licensing agreements, and the continued build out of our global infrastructure. Even as we achieve record results and reach important objectives in our financial, strategic, and operational development we are confident that we are positioned well for continued growth in 2008. Importantly, our brand continues to reach new levels of recognition and acceptance around the world, our recent footwear introductions are resonating well with consumers, and we are beginning to leverage our market position into other categories in order to further diversify our business and create new growth vehicles for the future. Looking ahead, we are excited about both our near-term and long-term prospects, reflected in our heightened outlook for the remainder of fiscal 2007 and fiscal 2008.”

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today (October 31, 2007) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.viavid.net. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc:
Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,200 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Crocs™ are sold in more than 90 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects and our expectations regarding our growth, gross margins, global demand, business prospects, international expansion, global infrastructure total revenues and net income per diluted share for the years ending December 31, 2007 and December 31, 2008. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$256,275	$111,345	$622,554	$241,824
Cost of sales	100,883	46,521	250,729	106,348
Gross profit	155,392	64,824	371,825	135,476

Selling, general and administrative expenses	77,156	33,344	187,958	70,345
Income from operations	78,236	31,480	183,867	65,131

Interest expense	191	162	306	533
Other expense (income), net	(1,158)	(657)	(2,074)	(1,310)
Income before income taxes	79,203	31,975	185,635	65,908

Income tax expense	22,655	10,449	55,690	22,275

Net income	56,548	21,526	129,945	43,633

Dividends on redeemable convertible preferred shares	—	—	—	33
Net income attributable to common stockholders	56,548	21,526	129,945	43,600

Net income per share:
Basic	$0.69	$0.28	$1.62	$0.60
Diluted	$0.66	$0.27	$1.55	$0.55

Weighted average common shares:
Basic	81,543,769	77,546,724	80,362,112	73,350,638
Diluted	85,370,351	80,931,446	83,842,675	79,453,690

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$61,479	$42,656
Restricted cash	300	2,890
Short-term investments	14,800	22,325
Accounts receivable, net	160,642	65,588
Inventories, net	195,256	86,210
Deferred tax assets	3,709	3,690
Prepaid income tax	—	4,715
Prepaid expenses and other current assets	21,970	9,617

Total current assets	458,156	237,691

Property and equipment, net	72,186	34,849
Goodwill	23,645	11,552
Other intangibles, net	26,969	12,210
Deferred tax assets, net	2,940	1,280
Other assets	10,566	1,875
Total assets	$594,462	$299,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$80,955	$43,794
Accrued expenses and other liabilities	85,148	31,109
Income taxes payable	2,787	12,465
Notes payable and current installments of long-term debt	194	541

Total current liabilities	169,084	87,909

Long-term debt	21	116
Deferred tax liabilities	3,487	1,688
Other liabilities	9,271	1,486

Total liabilities	181,863	91,199

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 authorized, 82,003,587 and 76,823,384 shares issued and outstanding in 2007 and 2006	82	77
Additional paid-in-capital	197,775	131,796
Deferred compensation	(3,052)	(5,702)
Retained earnings	211,026	81,081
Accumulated other comprehensive income	6,768	1,006
Total stockholders’ equity	412,599	208,258

Total liabilities and stockholders’ equity	$594,462	$299,457